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                                                                  EXHIBIT (a)(3)

FROM:     Steve Hams, Senior Vice President of Human Resources
SUBJECT:  OFFER TO EXCHANGE OPTIONS
DATE:     April 3, 2001

IMPORTANT NEWS -- PLEASE READ IMMEDIATELY AND TAKE ACTION BEFORE MAY 1, 2001!

     The Board of Directors has adopted resolutions offering to all eligible employees who hold stock options the opportunity to exchange their outstanding stock options for options exercisable at the fair market value of our stock on November 5, 2001. We are making the offer upon the terms and conditions described in the Offer to Exchange, this memorandum, the Election Form and the Notice to Change Election From Accept to Reject. Please read these documents carefully before you make any decisions regarding the offer. This offer expires at 9PM Pacific Daylight Time on May 1, 2001.

     If you elect to participate in this exchange, your existing unexercised stock option (the "Old Option") will be cancelled and a promise to issue a new option (the "New Option") will be issued. The New Option will be for the same number of shares (split-adjusted) as your Old Option, less any exercised shares. The New Option will be granted under the terms of our 1999 Stock Plan or under our 2000 Nonstatutory Stock Option Plan, as determined by our Board of Directors. This offer may be accepted or rejected as to each grant or none of your grants. There must be strict adherence to the following rules:

THE NEW OPTION

1. All grants cancelled pursuant to this program are eligible for the New
   Option.

2. The New Option will be priced at the fair market value on the day we grant the option, expected to be November 5, 2001, which is defined as the closing price on Nasdaq on the date of grant. French employees may have a slightly higher exercise price. This price may be higher, or lower, or the same as the exercise price on your option to be cancelled. THERE IS A POSSIBILITY THAT THE EXERCISE PRICE OF THE NEW OPTIONS COULD BE HIGHER THAN THE EXERCISE PRICE OF THE OLD OPTIONS, RESULTING IN A LOSS OF SOME STOCK OPTION BENEFIT.

3. The New Option will be vested in accordance with the vesting schedule of the Old Option.

4. If your employment with the Company terminates voluntarily OR involuntarily prior to November 5, 2001, you will not receive a New Option.

5. All other rules of the 1999 Stock Plan or the 2000 Nonstatutory Stock Option Plan, as applicable, will be applied.

ELIGIBLE GRANTS AND OPTION CANCELLATION RULES

1. All option grants are eligible for consideration for the New Option assuming your election is received by 9PM Pacific Daylight Time on May 1, 2001 or, if we have extended the offer, by the new expiration of the offer.

2. Any of your outstanding, unexercised options may be cancelled. If you elect to cancel an Old Option, it must be cancelled in its entirety.

3. If a decision is made to cancel a grant, all grants issued since November 2, 2000 (within the prior six months of the cancellation) must also be cancelled. All cancelled grants will be replaced with a promise to issue a New Option at least six months and one day from the date the Old Options are cancelled (a "Promise to Grant Stock Option(s)"). We expect to grant the New Option on November 5, 2001, unless we have to change the date because the offer had been extended.

4. Individuals canceling a grant pursuant to this program will not be eligible for additional grants until after November 5, 2001. In lieu thereof, the Company may issue additional Promises To Grant Stock Option(s).
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5. Once your Old Options are cancelled, you will not be able to exercise your
   Old Options, even if you terminate employment and do not receive a New
   Option.

6. All New Options will be the same type of options as your Old Options, to the extent allowed by law.

7. All rights to cancelled grants will be irrevocably forfeited.

     THIS OFFER IS NOT A GUARANTY OF EMPLOYMENT FOR ANY PERIOD. YOUR EMPLOYMENT WITH THE COMPANY REMAINS "AT WILL" EMPLOYMENT AND MAY BE TERMINATED AT ANY TIME BY EITHER YOU OR THE COMPANY, WITH OR WITHOUT CAUSE OR NOTICE.

     All eligible Option Holders must complete an E.piphany, Inc. Offer to Exchange Options Election Form ("Election Form") and hand deliver or fax a signed copy to Marcia Sutton at (650) 356-3907 by May 1, 2001, no later than 9 p.m. Pacific Daylight Time. You are required to make your election to "accept" the exchange agreement and identify the option grant(s) being cancelled if you wish to participate.

     E.piphany will e-mail a confirmation of receipt within 48 hours of receiving your Election Form.

     IF YOUR ELECTION IS RECEIVED AFTER 9PM PACIFIC DAYLIGHT TIME ON MAY 1, 2001, IT WILL NOT BE ACCEPTED AND YOU WILL BE CONSIDERED TO HAVE DECLINED TO ACCEPT THE EXCHANGE OFFER.

     You will receive shortly a more detailed document, entitled an Offer to Exchange, explaining the program in greater detail. In the meantime, below are the answers to some Frequently Asked Questions ("FAQ's") regarding the offer, which you should read.

                          "FREQUENTLY ASKED QUESTIONS"

     The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the Offer to Exchange, the Election Form and the Notice to Change Election from Accept to Reject because the information in this memorandum and FAQ is not complete, and additional important information is contained in the Offer to Exchange, the Election Form and the Notice to Change Election from Accept to Reject.

GENERAL QUESTIONS ABOUT THE PROGRAM

     - 1. WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

     We are offering to exchange all outstanding and unexercised E.piphany stock options held by eligible employees for new options under an E.piphany option plan.

     - 2. WHY ARE WE MAKING THE OFFER TO EXCHANGE?

     We implemented the offer to exchange because a considerable number of employees have stock options, whether or not they are currently exercisable, that are priced significantly above our current and recent trading prices. We believe these options are unlikely to be exercised in the foreseeable future. This program is voluntary and will allow employees to choose whether to keep their current stock options at their current exercise price, or to cancel those options in exchange for a new option for the same number of shares to be granted on a date at least six months and one day from the date we cancel the tendered options (the "replacement grant date"). We expect the replacement grant date to be November 5, 2001. It is hoped that this program will ameliorate the current underwater options issue, but this cannot be guaranteed considering the ever-present risks associated with a volatile and unpredictable stock market. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our common stock on the grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value.

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     - 3. WHO IS ELIGIBLE?

     With the exception of any member of E.piphany's Board of Directors, employees who are considered officers for the purposes of Section 16(b) of the Securities Exchange Act of 1934, as amended (these "Section 16(b) officers" are the officers listed in Schedule A to the Offer to Exchange), and those employees who are either residents of Brazil, the Netherlands, Switzerland, or Spain or work for E.piphany's subsidiaries in those countries, any current employee of E.piphany or its subsidiaries with a stock option at any price is eligible. You must be an employee as of April 3, 2001, the date this offer commences, and remain an employee as of the date the options are cancelled in order to participate in this offer. In order to receive a new grant, you must remain an eligible employee as of the replacement grant date. Participation in the exchange offer is strictly voluntary.

     - 4. WILL EMPLOYEES OUTSIDE THE UNITED STATES BE ELIGIBLE TO PARTICIPATE?

     Except as noted above, all employees with stock options are eligible. Again, employees who are residents of, or work for subsidiaries in, Brazil, the Netherlands, Switzerland, or Spain, as well as certain officers, are ineligible to participate.

     - 5. HOW DOES THE EXCHANGE WORK?

     The offer to exchange will require an employee to make a voluntary, irrevocable election to cancel outstanding stock options by 9 P.M. Pacific Daylight Time on May 1, 2001 (unless we extend the offer), in exchange for a one-for-one grant of a new option to be issued on the replacement grant date, which we expect to be on November 5, 2001, and priced at E.piphany's closing market price on that date. Such new options would retain the original vesting schedule of the cancelled options and have to be subject to the terms and conditions of the stock plan under which it is granted, either the E.piphany, Inc. 1999 Stock Plan or the E.piphany, Inc. 2000 Nonstatutory Stock Option Plan. To participate, employees must cancel any and all E.piphany options granted from November 2, 2000 to May 1, 2001; but may choose to cancel some, all, or none of their options if granted prior to November 2, 2000.

     - 6. WHAT DO I NEED TO DO TO PARTICIPATE IN THE OFFER TO EXCHANGE?

     To participate, you must complete the Election Form, sign and date it, and ensure that Marcia Sutton in E.piphany Stock Administration receives it no later than 9:00 P.M. Pacific Time on May 1, 2001. You can return your form either by fax at (650) 356-3907 to Marcia Sutton, or you may hand deliver it to Marcia at E.piphany, Inc. 1900 S. Norfolk Street, San Mateo, California 94403, USA.

     - 7. IS THIS A REPRICING?

     This is not a stock option repricing in the traditional sense. Under a traditional stock option repricing, an employee's current options would be immediately repriced and E.piphany would have a variable accounting charge against earnings.

     - 8. WHY CAN'T E.PIPHANY JUST REPRICE MY OPTIONS, AS I HAVE SEEN DONE AT OTHER COMPANIES?

     In 1998, the Financial Accounting Standards Board adopted unfavorable accounting charge consequences for companies that reprice options. If we were to simply reprice options, the company's potential for profitability in the future would be in serious jeopardy, as we would be required to take a charge against earnings on any future appreciation of the repriced options.

     - 9. WHY CAN'T I JUST BE GRANTED ADDITIONAL OPTIONS?

     Because of the large number of underwater options currently outstanding at E.piphany, a total grant of additional options would have severe negative impact on E.piphany's dilution, outstanding shares and earnings per share. Additionally, E.piphany has a limited pool of options that it is allowed to grant per calendar year, without stockholder approval, and therefore our current reserves must be conserved for new hires and ongoing grants.

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     - 10. WOULDN'T IT BE EASIER TO JUST QUIT E.PIPHANY AND THEN GET REHIRED?

     This is not an alternative for us because this would be treated the same as a repricing if the rehire and resulting re-grant are within six months of the option cancellation date. Again, such a repricing would cause E.piphany to incur a variable accounting charge against earnings. In addition, by leaving E.piphany and being rehired later, an employee would not receive credit for prior service for vesting purposes.

     - 11. IF I PARTICIPATE, WHAT WILL HAPPEN TO MY CURRENT OPTIONS?

     Options designated to be exchanged under this program will be cancelled on May 2, 2001, and will no longer be seen in your options summary at optionslink.com after we have updated the summaries, which will be as soon as practicable after the cancellation.

     - 12. WHAT IS THE DEADLINE TO ELECT TO EXCHANGE AND HOW DO I ELECT TO EXCHANGE?

     The deadline to participate in this program is 9 P.M. Pacific Daylight Time on May 1, 2001, unless we extend the offer. This means that Marcia Sutton in E.piphany Stock Administration must have your form in her hands before that time. We have no plans to extend the offer, but if it is extended, you will be notified. We reserve the right to reject any or all options elected for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely elected options that are not validly withdrawn, subject to our rights to extend, terminate and amend the offer.

     - 13. WHAT WILL HAPPEN IF I DO NOT TURN IN MY FORM BY THE DEADLINE?

     If you do not turn in your Election Form by the deadline, then you will not participate in the option exchange, and all stock options currently held by you will remain intact at their original price and subject to their original terms.

     - 14. DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY ELECTED OPTIONS?

     You may withdraw the options you have elected for exchange at any time before 9:00 P.M., Pacific Daylight Time, on May 1, 2001. To withdraw options elected for exchange, you must submit a Notice to Change Election from Accept to Reject to Marcia Sutton in Stock Administration by 9:00 P.M. Pacific Daylight Time on May 1, 2001. Once you have withdrawn your election to exchange options, you may re-elect to exchange options only by again following the delivery procedures described in the Instructions to the Election Form. If we extend this offer, you may withdraw your previously elected options until the new expiration of the offer.

     - 15. MAY I CHANGE MY MIND ABOUT WHICH OPTIONS I WANT TO TENDER FOR
           EXCHANGE?

     Yes, you may change your election at any time before the offer expires. In order to change your election, you must properly fill out, sign and date a new Election Form and deliver it to Marcia Sutton by hand delivery or by fax to
(650) 356-3907 by 9:00 P.M. Pacific Daylight Time on May 1, 2001. Once you have done this, your previous Election Form will be disregarded. If we extend this offer, you may change your election until the new expiration of the offer.

     - 16. AM I ELIGIBLE TO RECEIVE FUTURE GRANTS IF I PARTICIPATE IN THIS EXCHANGE?

     Because of the accounting limitations, participants in this program are ineligible to receive any additional stock option grants until after the replacement grant date.

     - 17. WILL I HAVE TO PAY TAXES AS A CONSEQUENCE OF MY PARTICIPATION IN THIS EXCHANGE?

     If you are a United States-based employee or, if you are working outside the United States, neither the cancellation of your options nor your receipt of a replacement option should give rise to a taxable event for you, but we recommend that you consult with your own tax advisor to determine if there are any tax consequences to tendering options for exchange that will apply to you. If you exchange your current options for new options, you will not be required under current law to recognize income for U.S. federal income tax purposes or, if you are working outside the United States, for income tax purposes of the country in which you reside, at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange in

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the United States. Further, at the date of grant of the new options, you will not be required under current law to recognize income for U.S. federal income tax purposes or, if you are working outside of the United States, for income tax purposes of the country in which you reside. The grant of options is not recognized as taxable income in the United States. For employees residing both in and outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and social insurance consequences of electing to exchange options pursuant to the offer. All employees are strongly urged to read the Offer to Exchange for an additional discussion of the potential tax consequences.

     - 18. HOW SHOULD I DECIDE WHETHER OR NOT TO PARTICIPATE?

     We understand that this will be a challenging decision for all employees. The program does carry considerable risk, and there are no guarantees of our future stock performance. Therefore, the decision to participate must be each individual employee's personal decision.

     - 19. WHAT DO WE AND OUR BOARD OF DIRECTORS THINK OF THE OFFER?

     Although our board of directors has approved this offer, neither we nor our board of directors make any recommendation as to whether you should elect to exchange or refrain from exchanging your options. Our board of directors and
Section 16(b) officers are not eligible to participate in the offer.

     - 20. WHAT IF I LEAVE E.PIPHANY BETWEEN THE DATE MY OPTIONS ARE CANCELLED AND THE DATE THE NEW OPTIONS ARE GRANTED?

     You will have forfeited the options tendered and accepted for exchange and you will receive no new options. Once the offer to exchange expires (at 9:00 P.M. Pacific Daylight Time on May 1, 2001, unless the offer is extended), your election to tender your options is not revocable. Therefore, if you leave E.piphany or one of its subsidiaries voluntarily, involuntarily, or for any other reason, before your new option is granted, you will not have a right to any stock options that were previously cancelled, and you will not have a right to the new option that would have been issued on the replacement grant date. THEREFORE, IF YOU DO NOT REMAIN AN ELIGIBLE EMPLOYEE ON THE REPLACEMENT GRANT DATE, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR THE OPTIONS ELECTED TO BE EXCHANGED IF YOU DO NOT REMAIN AN ELIGIBLE EMPLOYEE ON THE REPLACEMENT GRANT DATE (EXPECTED TO BE NOVEMBER 5,
2001).

SPECIFIC QUESTIONS ABOUT THE CANCELLED OPTIONS

     - 21. WHICH OPTIONS CAN BE CANCELLED?

     If you are eligible and elect to participate in this offer, you may opt to cancel one or more options granted under any of our option plans. If you elect to cancel one or more options, you are required to cancel all options granted to you on or after November 2, 2000.

     - 22. CAN I CHOOSE WHICH OPTIONS I WANT TO CANCEL, IF I HAVE MULTIPLE OPTIONS?

     You may choose to cancel one or more options. It is up to you to pick which options, if any, you would like to tender for exchange. However, if you wish to participate in this program, you are required to cancel all options granted to you on or after November 2, 2000.

     - 23. CAN I CANCEL THE REMAINING PORTION OF AN OPTION THAT I HAVE ALREADY PARTIALLY EXERCISED?

     Yes, any remaining outstanding, unexercised portion of an option can be cancelled. The new option will be on a one-for-one basis but only in replacement of the portion of the option cancelled.

     - 24. CAN I SELECT WHICH PORTION OF AN OPTION TO CANCEL?

     No, we cannot partially cancel an outstanding option. The remaining unexercised portion of an option must either be exchanged in full or not exchanged.

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     - 25. IF I CHOOSE TO PARTICIPATE, WHAT WILL HAPPEN TO MY OPTIONS THAT WILL
           BE CANCELLED?

     If you elect to participate in this program, then on May 2, 2001, or as soon as we can after that, we will cancel all of your outstanding options that were granted since November 2, 2000, plus any others that you elected to cancel. You will not have a right to be granted any further options from us until the replacement grant date, when your new options will be issued.

SPECIFIC QUESTIONS ABOUT THE REPLACEMENT OPTIONS

     - 26. WHAT WILL BE MY NEW OPTION SHARE AMOUNT?

     Employees who participate in this program will receive a new replacement stock option on the replacement grant date. The new stock option will be equal to the number of shares cancelled under the old stock option. Each new option will be granted under either the E.piphany, Inc. 1999 Stock Plan or the E.piphany, Inc. 2000 Nonstatutory Stock Option Plan pursuant to a new option agreement between you and us.

     - 27. WHAT WILL BE THE VESTING SCHEDULE OF MY REPLACEMENT OPTIONS?

     The vesting schedule for all replacement options granted in this program will be exactly the same as the vesting schedule for the cancelled options. Therefore, no employee will lose nor gain vesting in the replacement option. Your option will continue to vest on the same schedule as your cancelled option as if your cancelled option was still in effect.

     - 28. WHAT WILL BE MY NEW OPTION EXERCISE PRICE?

     The exercise price for the new options, which will be granted on the replacement grant date, (expected to be November 5, 2001), will be the fair market value of our stock on the date of grant, which is defined as the last reported sales price of our common stock on the Nasdaq National Market on the date of grant, as reported in the print edition of The Wall Street Journal. The exercise price for French employees may be slightly higher. BECAUSE WE WILL NOT GRANT NEW OPTIONS UNTIL AT LEAST SIX MONTHS AND ONE DAY AFTER THE DATE WE CANCEL THE OPTIONS ACCEPTED FOR EXCHANGE, THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK, AMONG OTHER FACTORS YOU CONSIDER, BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

     - 29. WHAT WILL BE MY NEW OPTION TYPE, INCENTIVE STOCK OPTION OR NONSTATUTORY STOCK OPTION?

     Generally, you will receive the same option type you currently have. If you are a United States employee and your cancelled stock options were an incentive stock option, your new options will be incentive stock options to the extent they qualify under the Internal Revenue Code of 1986, as amended. If your cancelled options were nonstatutory stock options, your new options will be nonstatutory stock options. Please read the Offer to Exchange for additional information regarding the tax treatment of your options. In addition, we recommend that you consult your own tax advisor to determine the tax consequences of electing to exchange options pursuant to this offer.

     - 30. WHEN WILL I RECEIVE MY REPLACEMENT OPTIONS?

     We will grant the new options on the replacement grant date which will be at least six months and one day after the expiration of the offer. If we cancel options elected for exchange on May 2, 2001, the first business day after the scheduled expiration date of the offer, the replacement grant date of the new options will be November 5, 2001.

     - 31. WHY WON'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

     If we were to grant the new options on any date which is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required for financial reporting purposes to record a compensation expense against our earnings. By deferring the grant of the new options for six months and one day, we believe we will not have to record such a compensation expense.

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     - 32. WHEN WILL I SEE THE NEW OPTIONS AT OPTIONSLINK.COM, AND WHEN WILL I
           RECEIVE MY NEW OPTION NOTICE?

     You will see your new options at optionslink.com within two weeks after the replacement grant date; and your new option notice and agreement will be sent to you within six weeks after the replacement grant date. E*TRADE must have a signed agreement from you before you can trade any stock.

     - 33. HOW CAN I VIEW A SUMMARY OF MY OPTIONS?

     All employees can view their stock options at http://www.optionslink.com, the utility that we use to afford employees an ability to view their stock options online, 24 hours a day. We opened an E*TRADE OptionsLink account for you soon after your hire date, and a welcome kit containing your account password should have been mailed to you. If you did not receive the welcome kit and/or do not have your account password, you can obtain it by calling OptionsLink customer service at (650) 599-0125 or (800) 838-0908, from 5:00 A.M. to 6:00
P.M., Pacific Time.

     If you encounter any difficulty using optionslink, you may either contact OptionsLink customer service, or, if you continue to have difficulty, you may contact Marcia Sutton in E.piphany Stock Administration. Marcia Sutton can be reached at (650) 356-5875.

     - 34. WHAT WILL BE THE TERMS AND CONDITIONS OF MY REPLACEMENT OPTIONS?

     Your new options will be subject to the terms and conditions of the stock plan under which they are granted, either the E.piphany, Inc. 1999 Stock Plan or the E.piphany, Inc. 2000 Nonstatutory Stock Option Plan. The terms and conditions of these plans are described in the Offer to Exchange. As noted above, the vesting schedule for the new option will be exactly the same as the cancelled option. The terms and conditions of these plans are described in the Offer to Exchange. For employees in France and the United Kingdom, the terms of the new option may be modified significantly and you should be aware of the modified terms before making your election to cancel the old options. Please see
Section 17 and 22, respectively, of the Offer to Exchange for more details.

     - 35. CAN I HAVE SOME EXAMPLES OF HOW AN OFFER TO EXCHANGE MIGHT WORK?

  Example 1

     Assumptions:

        Your Hire Date: November 2, 2000

        Your Original Stock Option: 1,000 shares

        Your Original Stock Option Price: $64.33

        Your Original Vesting Schedule: 250 shares vest November 5, 2001, then monthly thereafter until fully vested in November 2004 or until termination of employment.

        Hypothetical Stock Price on New Options Grant Date, November 5, 2001:
        $30

     Using the above assumptions for the sake of illustrating the offer to exchange, we would cancel your original stock option on May 2, 2001. On the replacement grant date, which would be November 5, 2001, we would grant you a new option for 1,000 shares, and in this example using the purely hypothetical stock price of $30, your new exercise price would be $30. The vesting schedule for this new option will be the same as for the prior option, and therefore will have vested 250 shares on November 5, 2001, then will vest monthly thereafter.

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  Example 2

     Assumptions:

        Your Hire Date: October 2, 2000

        Your Original Stock Option: 1,000 shares

        Your Original Stock Option Price: $39.67

        Your Original Vesting Schedule: 250 shares vest October 2, 2001, then monthly thereafter until fully vested in October 2004 or until termination of employment.

        Hypothetical Stock Price on New Options Grant Date, November 5, 2001:
        $45.00

     Using the above assumptions for the sake of illustrating the offer to exchange, we would cancel your original stock option on May 2, 2001. On the replacement grant date, we would grant you a new option for 1,000 shares, and in this example using the purely hypothetical stock price of $45, your new exercise price would be $45. (Please note that this is higher than your original stock option price). Because the original option would have accrued a total of 13 months' worth of vesting credit as of November 5, 2001, the new option will also be 13 months vested as of November 5, 2001.

     - 36. WHAT HAPPENS IF E.PIPHANY IS ACQUIRED BEFORE THE REPLACEMENT OPTIONS ARE GRANTED?

     If we are acquired or involved in a similar transaction before the replacement options are granted, we would require the surviving corporation to inherit our obligation to grant replacement options. The replacement options would still be granted on the new grant date, but they would be options to purchase the shares of the surviving corporation. The exercise price would be equal to the market price of the surviving company's stock on the date of grant (for French employees, the exercise price might be slightly higher). For example, if we were acquired by means of a merger, the number of shares would be equal to the number of our shares that you would have received, multiplied by the exchange ratio that was used in the merger.

     - 37. AFTER THE GRANT OF THE NEW OPTIONS, WHAT HAPPENS IF MY OPTIONS AGAIN END UP UNDERWATER?

     We are conducting this offer only at this time, considering the unusual stock market conditions that have affected many companies throughout the country. This is therefore considered a one-time offer and is not expected to be offered again in the future. Since your stock options are valid for ten years from the date of initial grant, subject to continued employment, the price of our common stock may appreciate over the long term even if your options are underwater for some period of time after the grant date of the new options. HOWEVER, WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE.

     - 38. WHAT DO I NEED TO DO TO PARTICIPATE IN THE OFFER TO EXCHANGE PROGRAM?

     To participate, you must properly complete the Election Form, sign and date it, and ensure that Marcia Sutton in E.piphany Stock Administration receives it no later than 9 P.M. Pacific Daylight Time on Tuesday, May 1, 2001 or, if we extend the offer, no later than the new expiration of the offer. You can return your form either by fax to (650) 356-3907, or hand deliver it to Marcia Sutton, E.piphany, Inc., 1900 S. Norfolk Street, San Mateo, California 94403, USA. If you need an additional copy of the Election Form, you may contact Marcia Sutton at (650) 356-5875. The company will provide additional copies at no expense to you.

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